NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 28, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 3, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between EPL Oil & Gas, Inc. and Energy XXI (Bermuda) Limited became effective on June 3, 2014. For each share of EPL Oil & Gas, Inc. Common Stock held, shareholders had the right to elect to receive $39.00 in cash or 1.669 shares of Energy XXI (Bermuda) Limited or $25.35 in cash and 0.584 of a share Energy XXI (Bermuda) Limited. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 4, 2014.